Exhibit 10.10

AMENDMENT 2014-2
TO
THE PEP BOYS SAVINGS PLAN — PUERTO RICO

Pursuant to the authority previously delegated to it by the Board of Directors of The Pep Boys — Manny, Moe & Jack of Puerto Rico, Inc. (the “Company”), the Benefits Plan Committee of the Company hereby amends The Pep Boys Savings Plan — Puerto Rico (the “Plan”), effective June 26, 2013, unless otherwise specified herein, for purposes of complying with the changes required by the Internal Revenue Code for a New Puerto Rico:

1.                                      Effective June 26, 2013, the definition of “Spouse” under Article II of the Plan (“Definitions and Construction”) is hereby amended in its entirety as follows:

“Spouse (surviving spouse) means for periods on and after June 26, 2013, an individual to whom a Participant is married, including a marriage of same-sex spouses that was validly entered into in a domestic or foreign jurisdiction whose laws authorize the marriage of two individuals of the same sex even if the married couple resides in a domestic or foreign jurisdiction that does not recognize the validity of same-sex marriages. To the extent provided under a qualified domestic relations order as described in Section 206(d)(3) of ERISA.  In addition, for purposes of the PR Code, and to the extent not otherwise required by federal law, the Participant’s marital status shall be determined under the laws of Puerto Rico.”

2.                                      Section 8.5 of the Plan is hereby amended to add the following new subsection (e) (“Exhaustion of Claims Procedures”) to read as follows:

“(d)         Exhaustion of Claims Procedures.  A claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law; (ii) to enforce rights under the Plan; (iii) to clarify rights to future benefits under the Plan; or (iv) that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures (an “Administrative Claim”).  A claimant must raise all arguments and produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived every argument and the right to produce any evidence not submitted to the Committee as part of the Administrative Claim.  Any Judicial Claim must be commenced in the appropriate court or forum no later than 24 months from the earliest of (A) the date the first benefit payment was made or allegedly due; (B) the date the Committee or its delegate first denied the claimant’s request; or (C) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 24-month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 24-month period and the date that is 3 months after the final denial of the claimant’s Administrative Claim, such that the claimant has exhausted the Plan’s claims and appeals procedures.  Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 24-month limitations period (or, if applicable, expiration of the 3-month limitations period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred.  Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 24-month limitations period (or, if applicable, the 3-month limitations period).”

IN WITNESS WHEREOF, this Amendment to the Plan set forth herein has been executed this 22nd day of December, 2014.

/s/attest	/s/Committee for
The Pep Boys Savings Plan — Puerto Rico